CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made on July 21, 2009 by and between Cardio Vascular Medical Device Corp, a company incorporated under the laws of the State of Delaware, U.S.A. (the "Company") and N.D.Raz Business and Project Development Ltd., a company formed under the laws of Israel, located at Neot Golf Cesarea ,Cesarea, Israel (hereinafter "N.D. Raz") and Mr. Yossi Raz, I.D. 005512355, residing at Neot Golf Caesarea (hereinafter “Mr. Raz”).  N.D Raz and Mr. Raz are jointly and severally liable and are hereinafter jointly and severally referred to as “Consultant”.

WITNESSETH:

WHEREAS,	the Company is in the business of utilizing existing and new technologies; and

WHEREAS	the Company is negotiating Exclusive Marketing Agreement with Elgressy Engineering Services (1987) Ltd. (hereinafter: the "Exclusive Marketing Agreement"); and

WHEREAS
Subject to the execution of the Exclusive Marketing Agreement the Company desires to engage the services of the Consultant and the Consultant desires to provide such consulting services to the Company as a nonexclusive independent contractor on such matters within the experience and expertise of the Consultant, under the terms and conditions contained herein; and

WHEREAS	the Consultant is ready, qualified, willing and able to carry out his obligations and undertakings towards the Company pursuant hereto; and

WHEREAS
the parties hereto wish to regulate their relationship in accordance with the terms and conditions set forth under this Agreement, which will commence upon the entering into effect of the Exclusive Marketing Agreement (the: "Effective Date");

NOW, THEREFORE, in consideration of the foregoing premises, representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties do hereby mutually agree as follows:

1.	The Consulting Services

1.1.
Commencing on the Effective Date, the Consultant shall provide the Company with managing services, business development services and marketing services, subject to the specifications set forth by the Company as may be amended by the Company from time to time and other appropriate duties and responsibilities as required and delegated to him from time to time by the CEO or by the Company Board of Directors (the: “Consulting Services").

1.2.
The Consultant shall perform his obligations hereunder solely and exclusively through Mr. Raz and may not use any other persons or entities to perform the duties under this Agreement without prior written approval of the Company.

1.3.	The Consultant shall report to the CEO and to the Board of Directors of the Company with respect to all matters relating to the Consulting Services.

1.4.	The Consultant will provide the Consulting Services as directed and instructed by the CEO or by the Company Board of Directors in accordance with Company’s needs.

1.5.
The Consultant shall devote his full business time, attention, best efforts and ability to the performance of the Consulting Services. While rendering the Consulting Services to the Company, the Consultant will not engage in any other gainful employment, business or activity without the written consent of the Company, including serving as a board member of private or public companies.

1.6.
Notwithstanding the above mentioned in Section 1.5, the Company acknowledges and approves hereby that the Consultant serves as a consultant to International Power Group, and as a partner in Drinking Water Wells contract with the government of Israel for the next 15 years. The Company's approval is based on the Consultant's declaration that the scope of these services is limited and shall not exceed 40 hours per month cumulative and no more than 20% of  Mr. Raz business time  and on the Consultant's obligation that these services shall not in any way interfere with the Consulting Services provided by him to the Company under this Agreement and shall not cause any conflict of interest with the Company current or future activities or with the execution and promotion of the Exclusive Marketing Agreement.

1.7.
During the first six months of Consulting Services the Consultant shall provide the Company's CEO and Board of Directors with a written outline of his planned events for each following month, at least 7 days prior to the beginning of the month, in order to allow both parties to plan the Consultant's activities for each month. Following the first six months of Consulting Services the Consultant shall provide the Company's CEO and Board of Directors with a quarterly written outline of his planned events for each following quarter.

1.8.	In addition the Consultant will report to the Company's CEO and Board of Directors the result of the Consulting Services on a monthly basis and as may be requested by the Company from time to time.

1.9.
In carrying out the Consulting Services the Consultant shall not use or disclose to the Company any proprietary or confidential information belonging to any third party unless he has first received a written approval of that third party and present it to the Company.

2.	Representations and warranties

2.1.
The Consultant represents and warrants that he has the requisite knowledge, skills and experience for providing the Consulting Services. The Consultant undertakes to perform his duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of the Company. The Consultant further undertakes to comply with all the Company’s internal procedures and regulations.

2.2.
The Consultant represents and warrants that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the performance thereof, or that would preclude the Consultant from complying with the provisions hereof, or that would create a conflict of interests with the provisions hereof, including his engagement with International Power Group, and with the government of Israel and further represents and warrants that he will not enter into any such conflicting agreement or obligation during the term of this Agreement.

2.3.
The Consultant represents and warrants that he has received all required authorizations and consent (if needed) from the International Power Group and from the Israeli government, with respect to the Consulting Services provided by him to the Company under this Agreement.

2.4.
The Consultant shall inform the Company, immediately upon becoming aware, of every matter in which he or his immediate family has a personal interest and which might give rise to a conflict of interest with his duties under the terms of this Agreement.

2.5.
In carrying out his duties under this Agreement, the Consultant shall not make any representations or give any guarantees on behalf of the Company, except as the Consultant is authorized to do so by the Company Board of Directors .

2.6.
The Consultant shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his engagement by the Company. In the event the Consultant breaches this Sub-section, without derogating from any of the Company’s rights by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-off such amount from any sums due to the Consultant.

2.7.
The Consultant undertakes to use the Company’s equipment and facilities only for the purpose of the Consulting Services. The Consultant acknowledges that the Company is permitted to have access to any files and transmissions stored or held in the Company’s computers and that such content is owned by the Company.

3.	Consulting Fees

3.1.	Monthly Retainer

(a)	Subject to the fulfillment of the Consultant's tasks and obligations under this Agreement, the Company shall pay the Consultant a monthly fee of USD 10,000 (the “Monthly Retainer”).

(b)
The Consultant may take up to 28 days off per year of service, without reduction in the Monthly Retainer. The days off will include all types of absence excluding Jewish Holidays. The Monthly Retainer will be reduced if the Consultant takes more than 28 days off. The Consultant will not be entitled to accumulate the unused balance of the days off or to redeem the days off.

3.2.	Annual Success Bonus

(a)
12 months following the Effective Date the Consultant will be eligible to receive in addition to the Monthly Retainer an annual success bonus if the Company through the Consultant reaches the total aggregate sales under the “Short Marketing Plan” of the Exclusive Marketing Agreement (the: "Short Marketing Plan") of US$1,900,000 as determined under the Company's annual financial reports as approved by the Company’s Board of Directors and the Company’s accountant. (the: “Company's Annual Financial Reports”) The annual success bonus will be 7% of the Company net profits from the Exclusive Marketing Agreement income up to a maximum bonus of  150,000$. (the: “Annual Success Bonus”).

(b)
The Annual  Success Bonus for the following years of service will determined by the Company each year  according to the same principles under sections 3.2(a), 3.2(c) and according to the fulfillment of the  required 75% sales targets under the "Five Year Marketing Plan" of the Exclusive Marketing Agreement (the: "Five Year Marketing Plan").

(c)	The Annual Success Bonus will be paid out of the Company net profits 30 days following the approval of the Company's Annual Financial Reports.

(d)
In the event that six months following the Effective Date, the Consultant closed deals and sales, in the aggregate value of at least 700,000$ and install 4 pilots (2 in the USA and 2 in hotels), the Consultant will be paid a monthly advance payment of 2,500 USD on account of the first year Annual Success Bonus which  will be offset from any amount of Annual Success Bonus to which the Consultant may be entitled to.

(e)
In the event that twelve months following the Effective Date the Company through the Consultant reaches the total sales under the Short Marketing Plan of US$1,900,000 as determined under the Company's Annual Financial Reports, the Consultant will be paid a monthly advance payment of 5000 USD on account of the second year Annual Success Bonus which will be offset from any amount of Annual Success Bonus to which the Consultant may be entitled to. This advance payment will cease if the semi-annual sales results indicate that the annual sales target under the Exclusive Marketing Agreement will not be reached.

3.3.	Signing Bonus

Upon execution of the Exclusive Marketing Agreement and following the Effective Date, the Consultant shall receive a one time signing bonus in the amount of 6,300 US dollar for his efforts in connection with the execution of the Exclusive Marketing Agreement.

3.4.	Expenses

The Company shall reimburse the Consultant for all reasonable business expenses actually incurred by Consultant directly in performing the Consulting Services, within an advance approved budget, and subject to an itemized account of such expenses substantiated by appropriate receipts, all in accordance with the Company’s policy from time to time.

3.5.	General

(a)	All Payments to the Consultant shall be made in US dollar, and shall be wired to N.D. Raz bank account.

(b)	All payments shall be made against proper invoices in accordance with an applicable law and shall include V.A.T., if required by law, which shall be added to the amounts set forth above.

(c)
The Consultant is aware that the consideration set forth in this Section 3 constitutes the Company’s whole obligation towards the Consultant and he shall not be entitled to any other remuneration or payment whatsoever.

4.	Options

4.1.
Mr. Raz will be granted options to purchase 5,000,000 shares of common stock of the Company at an exercise price per share equal to the par value of the shares which is 0.05 USD [the “Options”]. The Options will be granted in accordance with Section 3(i) of the Israeli Tax Ordinance and will be subject to the following terms:

(a)
12 months of service following the Effective Date if the Company through the Consultant reaches the total sales under the Short Marketing Plan of US$1,900,000 as determined under the Company's annual financial reports, 1,250,000 out of the 5,000,000 shares granted will be vested and exercisable.

(b)
The remainder 75% of the Options (3,750,000 of the Options) will vest annually over a period of 3 years, so that at the end of each year, 1,250,000 of the Options will become fully vested and exercisable, subject to Consultant's continuing to provide the Consulting Services to the Company through such dates and subject to the validity of the Exclusive Marketing Agreement, and the Company's achievement through the Consultant 75% of the Sales Targets set for each year as determined under the Five Year Marketing Plan.

(c)
In the event that the Company does not succeed in maintaining its exclusive marketing rights for any territory or for any field under the Exclusive Marketing Agreement, for each lost territory or for each lost field 1,250,000 out of the Options whether vested or not shall ipso facto terminate and Mr. Raz or the Consultant shall have no further rights with respect to such Options, including, without limitation, to purchase the shares subject thereto.

(d)
In the event that the Consultant ceases to be a service provider for any reason other than termination for  Justifiable Cause (as defined below ), the outstanding vested Options on the date of such termination of engagement shall be exercisable for 6 months after the date of such termination following which any unexercised Option (whether vested or not) shall expire immediately.

(e)
Notwithstanding the above, if the Consultant ceases to be a service provider for Justifiable Cause (as defined below), the entire unexercised Options (whether vested or not) shall ipso facto terminate and Mr. Raz or the Consultant shall have no further rights with respect to such Options, including, without limitation, to purchase the shares subject thereto.

4.2.
In the event the Company decides to terminate the engagement with the Consultant for reasons unrelated to the Company's achievement of the Sales Targets determined under the Five Year Marketing Plan and not for Justifiable Cause (as defined below), the Consultant will be entitled, in addition to the Options which have already vested by this date in accordance with the vesting schedule outlined above, to 50% of the Options which have not yet vested upon the date of the termination of engagement. These vested Options granted to the Consultant shall be exercisable during 6 months, following which, any unexercised Option (whether vested or not) shall expire immediately. To prevent any doubt Mr. Raz or the Consultant shall have no rights for any of the unvested Options on termination if the Company did not reach the any of the sales targets under the Exclusive Marketing Agreement or the Consultant did not reach any of the sales targets under the Annual Success Bonus herein or the semi annual targets as described herein under section 3.2 (d).

(a)
Any tax  consequences including V.A.T arising from the grant or exercise of any Option, from the payment for shares covered thereby, from the sale or disposition of such Shares or from any other event or act (of  Mr. Raz or the Company), shall be borne solely by the Consultant. The Company shall withhold taxes according to the requirements under the applicable laws, and it may take steps as it may deem necessary for withholding all due taxes, including, but not limited to (i) to the extent permitted by applicable laws, deducting the amount so required to be withheld from any other amount then or thereafter payable to Consultant, and/or (ii) requiring the Consultant to pay to the Company the amount so required to be withheld as a condition for the issuance, delivery, distribution or release of any Shares. Furthermore, the Consultant shall agree to indemnify the Company, and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Consultant.  Except as otherwise required by applicable laws, the Company shall not be required to release any share certificate to the Consultant until all required payments have been fully made.

(b)
It is hereby made clear that the above Options allocation does not affect the parties' ability to terminate this Agreement, subject to Section 5 below, with or without cause, and such grant shall not obligate the Company to engage the Consultant for any particular length of time.

5.	Status of Parties

5.1.
The Consultant is an independent contractor and is elected to provide the Consulting Services to the Company as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and the Consultant and/or Mr. Raz.

5.2.	The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Consulting Services.

5.3.
It is agreed between the parties that in the event that, despite Paragraph 4.1 above, a duly authorized legal body or other authorized forum, orders the Company to grant the Consultant and/or Mr. Raz the rights and privileges of an employee for the Consulting Services rendered in accordance with this Agreement, the Consultant’s compensation/salary (including for all over-time hours, if relevant) shall be 55% of the total compensation to which the Consultant is entitled pursuant to this Agreement commencing on the Effective Date and the Consultant shall return to the Company the remaining 45% of the total compensation paid to the Consultant from the date of payment by the Company up to the date of return by the Consultant.

5.4.
In the event the Company is demanded and/or obligated to pay the Consultant and/or Mr. Raz, any amount, or give the Consultant and/or Mr. Raz or any third party any right, deriving from the existence of employer-employee relationship between the Consultant and/or Mr. Raz and the Company, the Consultant shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economical value of such right and including legal expenses

5.5.
On the basis of his status as an independent contractor, the Consultant will file and be liable for his own tax reports including all income, social security and other taxes due and owing on the consideration received by him under this Agreement.  The Consultant shall be solely responsible for, and shall pay, such taxes in accordance with all applicable laws. The Consultant shall indemnify the Company, its officers, directors and employees (the “Indemnified Parties”), and hold them harmless from and against any and all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation reasonable attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or in connection with any taxes payable in connection with the compensation for the Consulting Services provided hereunder.

6.	Term of the Agreement

6.1.	This Agreement shall commence on the Effective Date and shall continue until terminated by either party as set forth below.

6.2.	Termination of the Agreement by the Consultant

The Consultant may terminate this Agreement upon a two (2) month advance written notice to the Company (herein: the “Notice Period” and “Termination Notice”, respectively).

6.3.	Termination of the Agreement by the Consultant

(a)	During the first 12 months of this Agreement-

(i)
In the event the Consultant has not reached 100% of the semi-annual targets under section 3.2 (d) herein, the Company may terminate this Agreement, with or without cause, upon a two (2) month advance written notice to the Consultant.

(ii)
In the event the Consultant has reached the targets determined under section 3.2 (d) herein the Company may terminate this Agreement, with or without cause, upon a four (4) month advance written notice to the Consultant.

(b)	Following the first 12 months of this Agreement, the Company may terminate this Agreement, with or without cause, upon a four (4) month advance written notice to the Consultant.

(c)
Notwithstanding anything to the contrary, in the event of a Justifiable Cause (as defined below and subject to any applicable law), the Company shall be entitled to terminate this Agreement immediately without any advance written notice and this Agreement and the relationship shall be deemed effectively terminated as of the time of delivery of such notice. The term "Justifiable Cause" shall mean: (i) the Consultant's conviction of a felony deemed by the court to be of disgraceful nature; (ii) the Consultant's material breach of the terms and conditions of this Agreement including but not limited to willful breach of his confidentiality and/or non-competition duties; (iii) the Consultant's involvement with an act which constitutes a breach of the Company’s trust including but not limited to: fraud, misappropriation, embezzlement, theft from the Company, or other acts of material dishonesty against the Company; or (iv) the Consultant’s willful engagement in gross misconduct materially injurious to the Company. It is hereby agreed that in the event of termination for Justifiable Cause, the Consultant’s contractual relationship shall be terminated immediately and unilaterally, and the Consultant shall not be entitled to any Monthly Retainer fee and/or Annual Success Bonus.

6.4.
During the advance written notice the Consultant shall continue upon the Company’s sole discretion, to provide the Consulting Services to Company. To avoid any doubt, the Consultant’s entitlement to any remuneration during this period, shall be subject to the Consultant’s ongoing cooperation with the Company and fulfillment of any duty reasonably required of him during such period. Nevertheless, the Company retains the right, at its sole discretion, at any time within the this period, to terminate, immediately and unilaterally, its contractual relationship with the Consultant, without cause, by giving written notice to the Consultant of the Company’s election to terminate the Agreement immediately. In such event, the Consultant shall be entitled to the Monthly Retainers fee to which he would have been entitled had he provided the Consulting Services throughout said advance written notice period.

6.5.
Without derogating from the Company’s rights pursuant to any applicable law, in the event that the Consultant terminates this Agreement with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset any payments to which the Consultant shall be otherwise entitled for his Consulting Services hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to the Consultant.

6.6.
Upon termination of this Agreement for any reason whatsoever, and before the Company pays the Consultant the final payment, the Consultant undertakes: (1) to return to the Company all documents, drawings, magnetic media, letters, reports and all other documents belonging to the Company and/ or related to the Company’s activities and/or to the Consulting Services; and to return any equipment and/or other property of the Company; (2) to erase, at the Company’s offices and in the presence of the Company’s representative and upon scheduling in advance with the Company, all information relating to the Company or its activities which exists in the Consultant’s personal computer(s); (3) to assist in the transferring of the position, matters and documents under the Consultant’s supervision to whomever the Company shall determine. If the Company’s equipment shall be returned damaged, the Company shall have the right to set off the costs of such damages from the payment due to the Consultant.

7.	Confidentiality, Non-Competition and Intellectual Property Assignment

The Consultant acknowledges that he will be exposed to confidential information related to the Company in connection with the Consulting Services and this Agreement. Therefore, upon execution of this Agreement, the Consultant shall execute the Confidentiality, Non-Competition and Intellectual Property Assignment Agreement in the form attached hereto as Appendix A, which is an integral part of this Agreement.

8.	General

8.1.
Neither party hereto shall assign any of its rights and obligations hereunder without the prior written consent of the other party. The Company, however, may assign this Agreement to a subsidiary or affiliate of the Company or to a purchaser of all or part of the Company’s assets or shares.

8.2.
Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

8.3.
In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

8.4.
This Agreement, together with its Appendix, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and it supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

8.5.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

8.6.
It is hereby agreed between the parties that the laws of the State of Israel shall govern this Agreement, and that the competent court in Tel-Aviv shall have exclusive jurisdiction over any matter arising out of, or in connection with, this Agreement.

8.7.
All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by e-mail or facsimile transmission, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested.  Until changed by a written notice given by either party to the other party, the addresses of the parties shall be as set herein.

In witness whereof, the duly authorized representatives of the Company and the Consultant have executed this Agreement as of the date stated below.

CARDIO VASCULAR MEDICAL DEVICE CORP

By:	/s/ Lavi Krasney
Title:	CFO

/s/ Yossi Raz
YOSSI RAZ

N.D.Raz Business and Project Development Ltd.,
By:	/s/ Yossi Raz
Title:	President

Appendix A

Confidentiality, Non-Competition and Intellectual Property Assignment
Agreement

My obligations under this Confidentiality, Non-Competition and Intellectual Property Assignment Agreement (hereafter “Agreement”) are towards (i) CARDIO VASCULARMEDICAL DEVICE CORP. (the “Company”) (ii) its present and future parent companies, subsidiaries and affiliates and successors. All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”.

1.	Confidentiality

1.1.
I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my service with the Company, any confidential information, as defined below, that I have acquired during my service or in connection with my service or contacts with the Company’s Entities, without the written approval consent of an authorized representative of the Company.

1.2.
I will not use the Company's Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company. Without limiting the scope of this duty, I shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service.  Without limiting the scope of this duty, I shall not design or manufacture or develop any products, which incorporate any Confidential Information.

1.3.	All Confidential Information remains the property of the Company and no license or other rights in the Confidential Information is granted hereby.

2.	Confidential Information

2.1.
Confidential Information shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, discoveries, innovations, designs, drawings, sketches, diagrams, formulas, computer files, computer programs, hardware, software or other products, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of clients, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices,  terms of payment, formulae, know-how, improvements and techniques and any other data related to the business or affairs of the Company's Entities,  its clients, including clients with whom the Company is negotiating. Confidential Information will include information in written, oral and/or any other form of communication

2.2.
Confidential Information shall not include information that (i) has become part of public knowledge other than as a result of a breach of this undertaking; (ii) was already in my possession at the time of disclosure, as shown by my written documents dated prior to the disclosure; or (iii) is rightfully received by me from a third party without a duty of confidentiality, as shown by me in written documents. I shall have the burden of proof establishing that any or more of these exceptions applies.

2.3.	I undertake to notify, disclose and bring to the Company’s knowledge any information coming to my knowledge in any way, including information being the product of any idea or development of mine.

3.	Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company (hereinafter: the "Documents").  I agree to return to the Company all such Documents upon termination of my service, unless I acquire the Company’s specific written consent to release any such Document.

4.	Ownership Rights

4.1.
I agree that the Confidential Information and all memoranda, books, notes, records, charts, formula, specifications, presentations, lists, drafts, patent applications and other documents, as well as any inventions, improvements, mask works, discoveries or works, whether or not capable of being patented or copyrighted, and any and all derivatives related thereto (together "Work Products"), which I may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others during the term of my service with the Company or following my service with the Company, which are either (i) related to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii)  resulting directly or indirectly from any work I performed for the Company; or (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret, are and shall be the Company’s sole and exclusive property.

4.2.
Furthermore, without additional compensation or consideration, I hereby assign and will in the future assign to the Company, any right, title and interest I may have worldwide in such Work Products and any copyrights, patents, mask work rights or other intellectual property rights, including any and all derivatives relating thereto.

5.	Disclosure of Inventions

I will promptly disclose and describe to the Company all of the Work Products which I may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of my service with the Company, which either; (i) relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) are developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) result directly or indirectly from any work I performed for the Company.

6.	Consultant’s Assistance

I will, at the Company’s expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company, in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my service with the Company. In order to give full effect to this section I hereby irrevocably appoint the Company (and its representatives) as my attorney in fact, authorized in my name and on my behalf to execute all such documents.

7.	Non Competition

7.1.
During the term of my service with the Company and for a period of 12 months after the termination of my service with the Company by any side and for any reason I will not either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or engage in any activity or business which shall be in competition with the business of the Company’s Entities (hereinafter "Competing Entities").

7.2.
Without derogating from the generality of the above, for the purpose of this Agreement, Competing Entities shall include any person or entity that are engaged in development, services, production, or commercial activities similar to those of the Company's Entities.

8.	Non-Solicitation

8.1.
During the term of my service with the Company and thereafter for a period of 12 months, I will not solicit or encourage or cause others to solicit or encourage any employees of the Company’s Entities to terminate their employment with the Company's Entities, and I will not assist any employees of the Company’s Entities to engage with any Competing Entities.

8.2.
During the term of my service with the Company and thereafter for a period of 12 months, I will not solicit any customers of the Company’s Entities for any business that is similar to or competitive with business of the Company as then being conducted.

9.	No Conflicting Obligations

I will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company. I undertake not to perform any activity related to my service with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company.

10.	Third Party Information

I recognize that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my services for the Company, consistent with the Company’s agreement with such third party.

11.	Breach of Obligation

I am aware that a breach of any of the obligations under this Agreement will cause the Company or the Company’s Entities’ serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, I agree that if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement, without any objection from my side.

12.	Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement, without the Company's prior written approval.

13.	Governing Law

This Agreement shall be construed under the laws of the State of Israel.

14.	Survival

Unless specifically limited under the provisions in this Agreement, my obligations under this Agreement shall remain in full force during my service with the Company and following the termination, for any reason, of my service with the Company.

15.	Condition to Engagement

I acknowledge that the execution of this Agreement is a condition to the Company's engagement with me and the disclosure of any Confidential Information.

Signature:	/s/ Yossi Raz
Name:	Yossi Raz